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                                                                   Exhibit 10.5



                          [HMI INDUSTRIES LETTERHEAD]



                               December 15, 1996




Mr. James R. Malone
HMI Industries Inc.
100 South Ashley Drive
Tampa, Florida 33602

          Re:  Terms and conditions of employment.

Dear Jim:

     This is to confirm the terms and conditions of your employment as Chairman of the Board of HMI Industries Inc. (the "COMPANY") beginning on December 15, 1996 and continuing thereafter for an indefinite period, subject to the severance terms specified below. The other terms and conditions of your employment are as follows:

     1. Your duties shall be consistent with the office of Chairman of the Board, as may be specified from time to time by the President and Chief Executive Officer of the Company and the Board of Directors. You shall devote a portion of your time, energies and skills on a regular basis to performing your duties for the Company.

     2. You will be based in the Tampa office at the address listed above, however your duties will involve traveling to various locations outside your office; and more particularly, significant duties will require your presence at the Company's Cleveland, Ohio office.

     3. You shall receive an annual base compensation of $ 325,000, payable semi-monthly on the 15th and last day of each month, in the amount of $ 13,541.66.

     4. You shall be eligible to participate in the Company's Executive Incentive Plan, and you shall be an eligible participant in the Company's 1992 Omnibus Long-Term Compensation Plan (the "OMNIBUS PLAN").


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Mr. James R. Malone
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December 15, 1996


     5. The Company shall reimburse you up to $ 22,000 annually for country club charges, professional affiliation dues, and business conferences.

     6. You shall receive an automobile allowance of $ 1,450 per month plus reimbursements for gasoline, oil, maintenance, and automobile insurance, including full damage and liability coverage. The personal injury liability coverage shall include limits of $ 500,000 per person and $ 500,000 per accident, and property damage coverage of $ 250,000.

     7. The Company shall continue to keep in force the life insurance policy that you currently have with Northwestern Mutual pursuant to your prior employment, and the Company shall pay the "split dollar" premiums on the Northwestern Mutual policy for the duration of your employment by the Company. In addition, you shall be eligible for participation in all Company benefit plans pertaining to life insurance, and you shall be provided with the standard executive life insurance coverage that other senior executives of the Company receive.

     8. In the event the Company terminates your employment for any reason other than "for cause" (as defined below), you shall receive the following severance benefits.

          (a) You shall receive a full year's salary of $ 325,000, promptly upon such termination.

          (b) All shares of Restricted Common Stock granted or to be granted to you under the Omnibus Plan that have not yet vested shall vest immediately, and certificates representing such shares shall be promptly delivered to you. At that time, all restrictions applicable to such shares shall be terminated, except to the extent necessary to comply with applicable securities laws.

          (c) All options granted or to be granted to you to purchase the Company's Common Stock that have not yet vested shall vest immediately.

          Termination "for cause" shall mean termination of your employment by the Company due to your (i) malfeasance or (ii) conviction of, or admission to, a crime involving moral turpitude.
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Mr. James R. Malone
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December 15, 1996



     I believe that the above terms and conditions of your employment by the Company are consistent with the prior discussions we have had. Please acknowledge your acceptance and agreement below.




                                   Sincerely,

                                   HMI Industries Inc.



                                   By: /s/ Kirk W. Foley
                                      -------------------------------------
                                       Kirk W. Foley, President
                                       and Chief Executive Officer




ACCEPTED AND AGREED TO BY:


/s/ James R. Malone
-----------------------------
James R. Malone